Exhibit 10.4

[unofficial translation]
May 3, 2010
To:
Global Energy Inc.
(the "Company")

Dear Madam/Sir,

Re:   Debt Settlement - Ori Ackerman - Loan Agreement Dated 12.8.08

1.	Whereas your subsidiary has a debt balance due to a loan made according to the Loan Agreement dated 12.8.08 between Global N.R.G. Pacific Ltd. And Ori Ackerman (the "Loan Agreement").

2.	Whereas in order to settle the debt we agree to accept $40,000 + 1,600,000 shares of Global.

3.	The debt payment will be made as follows:

3.1	$30,000 (thirty-thousand U.S. dollar) within three business days from the date of signing this document.
3.2	$10,000 (ten-thousand U.S. dollar) within sixty days from the date of signing this document.
3.3
Allocation and/or transfer of shares in the aggregate amount of 1,600,000 ordinary shares of Global Energy Inc. immediately after signing the Agreement and it will be held faithfully by Asi Shalgi and will be transferred to Ori Ackerman within 60 days from the date of signing the Agreement.

4.
It is agreed that subject to the aforementioned timely debt payment and allocation of shares as mentioned in section 3, there will not be to the undersigned and/or to our subsidiary and/or to related companies any argument and/or claim against you and/or your subsidiary and/or one of your employees and/or warrantors pursuant to the Loan Agreement regarding the loan, not paying the debt on time, not paying interest, the obligation to allocate shares to one of the lenders or to the undersigned, and any other claim directly relating to this loan.

5.	In any event of delay in payment the Company shall pay compensation as follows:

5.1	For delay in the payment in section 3.1, the Agreement will be cancelled and the Company will owe the entire debt.
5.2	In the event of delay in the payment in section 3.2, the Company shall provide 100,000 additional shares for each delay of a month or part of the month.
5.3
In the event of delay in the payment mentioned in section 3.2 beyond six months' delay, the Company shall allocate, in addition to the aforementioned payment, 1,400,000 additional Global shares, without reducing the obligation to make the transfer mentioned in section 3.2.

6.
We agree to maintain full confidentiality regarding the debt settlement and we will not transfer in writing or verbally the content of this letter to any third party except if we will be forced to do so in a court order.

7.	When signing this document, we confirm its content and give an irrevocable order to transfer the agreed settlement payments to the following bank account:

Name of the account owner: Ori Ackerman.

Bank: * * *
Branch no.: * * *
Account no.: * * *

For a proof we sign today 6.5.10 in Ramat Gan:

/s/ Ori Ackerman	/s/ Israel Ben Yoram
Ori Ackerman	Israel Ben Yoram